Exhibit 99.1

Advent Technologies Reaches Agreement for up to $3 Million in Debt from Institutional Investor

LIVERMORE, CA, August 5, 2024 – Advent Technologies Holdings, Inc. (NASDAQ: ADN), an innovation-driven leader in the fuel cell and hydrogen technology sectors, today announced that the Company entered into a Securities Purchase Agreement, with an institutional investor pursuant to which the Investor will lend the Company $1,000,000.

The Investor has also agreed to provide the Company with a one-year revolving line of credit for $2,000,000 upon the Company’s filing of a Registration Statement on Form S-1 with the Securities and Exchange Commission with respect to an underwritten or “best efforts” public offering by the Company of its common stock and/or Common Stock equivalents for proceeds to the Company of not less than $5,000,000.

The Company will use the proceeds from the loan for general corporate purposes, including expenses related to the preparation of its Annual Report on Form 10-K for the year ended December 31, 2023, and expenses to facilitate a public offering of common stock.

The loan bears interest at the rate of 18% per year and is due in full in one year. The Company is required to reduce the salary of its Chief Executive Officer by at least 50%, and of each other employee of the Company and its subsidiaries by up to 50%.

The closing of the transaction is subject to (i) the Company filing its 2023 annual report on Form 10-K with the Securities and Exchange Commission; and (ii) the resignation of at least five of the current members of the Company’s Board of Directors and appointment to the Board of three nominees designated by the Investor. As a result, (i) each of Nora Goudroupi, Anggelos Skutaris, Larry Epstein, Wayne Threatt and Von McConnell will resign as directors of the Company, and (ii) Katie Field, Richard Paolone and Avtar Dhaliwal will be appointed to the Board of Directors. The Class I Directors will be Vassilios Gregoriou and Emory DeCastro, the Class II Directors will be Richard Paolone and Avtar Dhaliwal, and the Class III Director will be Katie Field.

Dr. Vasilis Gregoriou, Advent’s Chairman and CEO, commented: “This additional funding will empower us to further our mission of decarbonizing hard-to-abate sectors through our Ion-Pair™ MEA fuel cell technology. Advent’s management team remains confident in the transformative potential of our fuel cell technology. We are pleased to welcome our new lender and board members.”

About Advent Technologies Holdings, Inc.

Advent Technologies Holdings, Inc. is a U.S. corporation that develops, manufactures, and assembles complete fuel cell systems as well as supplying customers with critical components for fuel cells in the renewable energy sector. Advent is headquartered in California and holds the IP for next-generation HT-PEM that enables various fuels to function at high temperatures and under extreme conditions, suitable for the automotive, aviation, defense, oil and gas, marine, and power generation sectors. For more information, visit www.advent.energy.

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, the Company’s ability to maintain the listing of the Company’s common stock on Nasdaq; future financial performance; public securities’ potential liquidity and trading; impact from the outcome of any known and unknown litigation; ability to forecast and maintain an adequate rate of revenue growth and appropriately plan its expenses; expectations regarding future expenditures; future mix of revenue and effect on gross margins; attraction and retention of qualified directors, officers, employees and key personnel; ability to compete effectively in a competitive industry; ability to protect and enhance Advent’s corporate reputation and brand; expectations concerning its relationships and actions with technology partners and other third parties; impact from future regulatory, judicial and legislative changes to the industry; ability to locate and acquire complementary technologies or services and integrate those into the Company’s business; future arrangements with, or investments in, other entities or associations; and intense competition and competitive pressure from other companies worldwide in the industries in which the Company will operate; and the risks identified under the heading “Risk Factors” in Advent’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 31, 2023, as well as the other information filed with the SEC. Investors are cautioned not to place considerable reliance on the forward-looking statements contained in this press release. You are encouraged to read Advent’s filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and the Company undertakes no obligation to update or revise any of these statements. Advent’s business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

Advent Technologies Holdings, Inc.

Michael Trontzos
press@advent.energy